Exhibit 99

FOR IMMEDIATE RELEASE DATE: APRIL 27, 2006	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. RELEASES OPERATING RESULTS
FOR THE QUARTER ENDED MARCH 31, 2006, INCREASES FISCAL 2006
GUIDANCE, AND DECLARES REGULAR CASH DIVIDEND

Cincinnati, April 27, 2006 – LSI Industries Inc. (Nasdaq:LYTS) today reported operating results for the third quarter ended March 31, 2006.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended March 31			Nine Months Ended March 31
	2006	2005	% Change	2006	2005	% Change
Net Sales	$64,504	$67,814	(4.9)%	$208,726	$210,448	(0.8)%

Operating Income	$3,519	$3,214	9.5%	$15,372	$16,218	(5.2)%

Net Income	$2,415	$2,422	(0.3)%	$9,990	$10,530	(5.1)%

Earnings Per Share (diluted)	$0.12	$0.12	--	$0.49	$0.53	(7.5)%

	3/31/06	6/30/05
Working Capital	$72,741	$67,189
Total Assets	$173,035	$172,637
Debt	$--	$--
Shareholders' Equity	$142,090	$138,040

Third Quarter 2006 Results

        Net sales in the third quarter of fiscal 2006 were $64,504,000, a 5% decrease from last year’s third quarter net sales of $67,814,000. Fiscal 2006 third quarter net income of $2,415,000 ($0.12 per share) decreased less than 1% from the $2,422,000 ($0.12 per share) reported last year in the same period. Lighting Segment net sales increased 14% to $45.9 million, and Graphics Segment net sales decreased 33% to $18.6 million. Net sales to the petroleum / convenience store market, a major market for the Company, represented 24% and 21% of total net sales in the third quarter of fiscal years 2006 and 2005, respectively. Third quarter fiscal 2006 results include a non-cash compensation expense of $85,000 related to stock option expense, with no similar expense recorded in fiscal 2005. Earnings per share represent diluted earnings per share.

LSI Industries Inc. Fiscal 2006 Third Quarter Results
April 27, 2006

Nine Months 2006 Results

        Net sales in the first nine months of fiscal 2006 were $208,726,000, a 1% decrease from last year’s nine months net sales of $210,448,000. Fiscal 2006 nine month net income of $9,990,000 ($0.49 per share) decreased 5% from the $10,530,000 ($0.53 per share) reported last year in the same period. Lighting Segment net sales increased 10% to $145.0 million, and Graphics Segment net sales decreased 19% to $63.7 million. Net sales to the petroleum / convenience store market represented 25% of total net sales in the first nine months of both fiscal years 2006 and 2005. Fiscal 2006 nine month results include a non-cash compensation expense of $340,000 related to stock option expense, with no similar expense recorded in fiscal 2005. Additionally, the first nine months of fiscal 2006 include a non-cash net of tax charge of $361,000 that was recorded in the first quarter related to the variable accounting treatment of a deferred compensation plan.

Company Comments

        Bob Ready, President and Chief Executive Officer, commented, “Our third quarter operating results were about as expected and gained momentum as the quarter unfolded. Based on our view of the fourth quarter, we believe it is appropriate to increase fiscal 2006 full year guidance. Our new sales guidance is $272 million to $279 million, up from $265 million to $275 million. Diluted per share guidance is now $0.66 to $0.71, up from $0.64 to $0.70. Fiscal 2007 promises to be a very good year for both our lighting and graphics business as we execute on several major national programs. In addition, we plan to introduce several new energy efficient lighting products, some including the use of LED (light emitting diodes) technology, to the marketplace. On the graphics side, we have just completed the installation of our third high-speed digital press as part of our overall capacity expansion. We expect favorable year-over-year quarterly comparisons for both graphics and lighting during fiscal 2007. Our financial condition is solid with shareholders’ equity of over $142 million, no long-term debt, a current ratio of 3.6 to 1.0, and an unused $50 million commercial bank credit facility. We are actively considering selective acquisitions as part of moving LSI Industries forward in deploying our core strategy of ‘Lighting + Graphics + Technology = Complete Image Solutions.’ Our strong cash flow and balance sheet support the Company’s cash dividend policy, which we consider an important element along with higher share prices, in creating shareholder value. I look forward to reporting to you on new corporate developments as well as future operating results.”

Fiscal 2006 Guidance Increased

        For the fiscal year ending June 30, 2006, management expects net sales to be in the range of $272 million to $279 million and per share diluted earnings to be between $0.66 and $0.71. The per share estimates assume an increase in weighted average common shares outstanding from 20.1 million in fiscal 2005 to approximately 20.4 million in fiscal 2006. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2006.

LSI Industries Inc. Fiscal 2006 Third Quarter Results
April 27, 2006

Balance Sheet

        The balance sheet at March 31, 2006 included current assets of $101.2 million, current liabilities of $28.5 million and working capital of $72.7 million. The current ratio was a strong 3.6 to 1. The Company has shareholders’ equity of $142.1 million and no long-term debt. The Company has borrowing capacity as of March 31, 2006 of the full $50 million of its commercial bank facility. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Action

        The Board of Directors declared a regular cash dividend of $0.12 per share payable May 16, 2006 to shareholders of record as of May 9, 2006. This indicated annual rate of $0.48 per share represents a 20% increase over the fiscal 2005 annual rate of $0.40 per share. LSI Industries has paid regular cash dividends since 1989 and has increased its regular indicated cash dividend rate thirteen times during the period.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties. These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses. The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

LSI Industries Inc. Fiscal 2006 Third Quarter Results
April 27, 2006

About the Company

        LSI Industries is an Image Solutions company, combining integrated design, manufacturing, and technology to supply its own high quality lighting fixtures and graphics elements for applications in the retail, specialty niche, and commercial markets. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of products and services including signage, menu board systems, active digital signage, decorative fixturing, design support, engineering and project management for custom programs for today’s retail environment. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,700 people in thirteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, and Texas. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2006 Third Quarter Results
April 27, 2006

Condensed Income Statements
(in thousands, except per
share data; unaudited)

	Three Months Ended March 31		Nine Months Ended March 31
	2006	2005	2006	2005
Net sales	$64,504	$67,814	$208,726	$210,448
Cost of products sold	49,451	52,435	156,124	157,258

Gross profit	15,053	15,379	52,602	53,190

Selling and administrative expenses	11,534	12,165	37,230	36,786

Goodwill Impairment	--	--	--	186

Operating income	3,519	3,214	15,372	16,218

Interest (income) expense, net	(152)	32	(324)	166

Income before income taxes	3,671	3,182	15,696	16,052

Income tax expense	1,256	760	5,706	5,522

Net income	$2,415	$2,422	$9,990	$10,530

Earnings per common share

Basic	$0.12	$0.12	$0.50	$0.53

Diluted	$0.12	$0.12	$0.49	$0.53

Weighted average common shares outstanding

Basic	20,201	19,780	20,159	19,771

Diluted	20,393	20,109	20,480	20,043

Condensed Balance Sheets
(in thousands, unaudited)

	March 31, 2006	June 30, 2005
Current Assets	$101,192	$98,804
Property, Plant and Equipment, net	49,457	51,084
Other Assets	22,386	22,749

	$173,035	$172,637

Current Liabilities	$28,451	$31,615
Other Long-Term Liabilities	2,494	2,982
Shareholders' Equity	142,090	138,040

	$173,035	$172,637